SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported): June 30, 1998


                     TRANSPORT CORPORATION OF AMERICA, INC.
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             (Exact name of Registrant as specified in its charter)


          Minnesota                           0-24908            41-1386925
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(State or other jurisdiction                (Commission       (I.R.S. Employer
      of incorporation)                     File Number)     Identification No.)


       1769 Yankee Doodle Road
       Eagan, Minnesota                        55121
       -----------------------             -------------
(Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code: (612) 686-2500

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Item 2.       Acquisition or Disposition of Assets.

         On June 30, 1998, Transport Corporation of America, Inc. (the "Company") acquired all of the issued and outstanding capital stock of North Star Transport, Inc., a private truckload carrier based in Eagan, Minnesota ("North Star"), pursuant to a Stock Purchase Agreement, dated May 20, 1998 and as amended June 30, 1998, by and among the Company, North Star and North Star's shareholders (the "Agreement"). The Company acquired the capital stock of North Star from Messrs. Jon L. Miller, William I. Hagen and Michael D. Kandris who were the primary shareholders of North Star. The remainder of North Star's shareholders were family trusts for the benefit of the children of Messrs. Miller and Hagen. All of North Star's shareholders are collectively referred to as the "Selling Shareholders" in this report.

         North Star is engaged in the same line of business as the Company. It owns approximately 30 tractors and 1,200 trailers, and contracts with approximately 625 independent contractor drivers who lease or own their own equipment. North Star will be operated as a wholly-owned subsidiary of the Company, with many operations coordinated with the Company to achieve operating efficiencies and synergies.

         The purchase price paid by the Company consisted of 1,200,000 shares of the Company's Common Stock (valued at $16.00 per share) and $15,800,000 in cash. Mr. William I. Hagen filed a Schedule 13G with the Securities and Exchange Commission on July 1, 1998 reporting that he beneficially owns 6.7% of the Company's Common Stock as a result of the payment to him of the stock portion of the purchase price. A total of 65,000 shares of the stock portion of the purchase price was held back by the Company subject to North Star satisfying a $12.5 million net worth covenant in the Agreement to be determined by a closing date audit.

         The Company funded the cash portion of the purchase price through borrowings from an increase to its existing line of credit with Firstar Bank of Minnesota, N.A. The First Amendment to the Credit Agreement by and among the Company and Firstar Bank of Minnesota, N.A., is filed with this report as
Exhibit 10.

         The Agreement also (1) grants the Selling Shareholders the right to nominate one director to the Company's Board of Directors; (2) grants the Selling Shareholders a "put" right to sell the Company's Common Stock they received back to the Company at $16.89 per share during the 60-day period commencing on June 30, 2001; (3) prohibits the Selling Shareholders from competing against North Star or soliciting former employees and customers of North Star; and (4) grants the Selling Shareholders certain registration rights with respect to the shares of the Company's Common Stock they received.

         The Agreement and the Registration Rights Agreement are incorporated herein by reference as Exhibits 2.1 and 2.2 hereto. The foregoing description of the transaction, the Agreement and the registration rights does not purport to be complete and is qualified in its entirety by reference to such exhibits.

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Item 5.       Other Events.

         In connection with the acquisition of North Star, the Company amended its Rights Agreement, dated February 25, 1997, by and between the Company and Norwest Bank Minnesota, N.A., to provide that the Selling Shareholders are not to be deemed an "Acquiring Person" under the Rights Agreement until their ownership of the Company's Common Stock equals or exceeds 17%. Amendment No. 1 to the Rights Agreement is incorporated herein by reference as Exhibit 4 hereto. The foregoing description of the amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit.

         Further, the Company amended Section 3.02 of its by-laws to increase the size of its Board of Directors to six (6). The Company's by-laws, as so amended, are filed with this report as Exhibit 3.

Item 7.       Financial Statements and Exhibits.

(a)      Financial statements of businesses acquired.

         Financial information relating to the acquisition required by this item will be filed as soon as practicable but in no event later than sixty (60) days after the filing of this report.

(b)      Pro forma financial information.

         Financial information relating to the acquisition required by this item will be filed as soon as practicable but in no event later than sixty (60) days after the filing of this report.

(c)      Exhibits.

         Exhibit 2.1 Stock Purchase Agreement, dated May 20, 1998, by and among Transport Corporation of America, Inc., North Star Transport, Inc. and the shareholders of North Star Transport, Inc.; and Amendment No. 1 to the Stock Purchase Agreement, dated June 30, 1998.

         Exhibit 2.2 Registration Rights Agreement, dated June 30, 1998, by and among Transport Corporation of America, Inc. and the shareholders of North Star Transport, Inc.

         Exhibit 3 By-laws of Transport Corporation of America, Inc., as amended.

         Exhibit 4 Amendment No. 1 to Rights Agreement, dated June 29, 1998, by and between Transport Corporation of America, Inc. and Norwest Bank Minnesota, N.A.. (Incorporated by reference to Exhibit 1 of Amendment No. 2 to Form 8-A of Transport Corporation of America, Inc., filed with the SEC on June 29, 1998.)

         Exhibit 10 First Amendment to Credit Agreement, dated June 24, 1998, by and between Transport Corporation of America, Inc. and Firstar Bank of Minnesota, N.A.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          Transport Corporation of America, Inc.


                                          By  /s/ Robert J. Meyers
                                            ------------------------------------
                                             Robert J. Meyers, President

Dated: July 15, 1998